Westbury Bancorp, Inc. Announces Results for the Three and Nine Months Ended June 30, 2014

West Bend, WI, August 5, 2014 (PR Newswire)- Westbury Bancorp, Inc. ( NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $69,000 for the third quarter ended June 30, 2014, compared to a net loss of $1.8 million for the quarter ended March 31, 2014, and a net loss of $446,000 for the third quarter ended June 30, 2013. Net loss for the nine months ended June 30, 2014 was $1.7 million compared to net income of $721,000 for the nine months ended June 30, 2013.
Ray Lipman, Chairman, President and CEO said, "The results for the most recent quarter reflect important ongoing progress that we have made toward our primary goals of growing commercial and retail loans and related deposits. We have also continued to reduce non-performing assets, reduce operating expenses and increase service fee income. We believe the incremental improvement in our core earnings for the quarter ended June 30, 2014 will continue in the future as we maintain focus on these goals."
Highlights for the quarter include:

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During the three months ended June 30, 2014, our loan portfolio grew by $24.1 million, or 26.7% annualized growth, consisting primarily of multifamily, construction, single family, and commercial business loans and home equity lines of credit. Our team of experienced commercial lenders is succeeding in bringing new business to the Bank, allowing us to leverage our capital position and liquidity levels, resulting in net loan growth for each of the last three quarters.

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Our non-performing assets have been reduced to $5.0 million, or 0.90% of total assets, at June 30, 2014, compared to $5.5 million or 1.01% of assets at March 31, 2014 and, $10.4 million, or 1.92% of total assets at September 30, 2013. In addition, loans delinquent for 30-89 days have decreased to $1.6 million at June 30, 2014 from $1.9 million at March 31, 2014 and $7.8 million at September 30, 2013. Net charge-offs were (0.16)% for the three months ended June 30, 2014 compared to 0.05% for the three months ended March 31, 2014 and 1.11% for the three months ended June 30, 2013. These improvements have allowed us to reduce our loan loss provisions to $350,000 for the nine months ended June 30, 2014 compared to $1.3 million for the nine months ended June 30, 2013.

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Service fee income on deposit accounts increased by $103,000, or 10.7%, for the three months ended June 30, 2014 compared to the three months ended March 31, 2014. Service fee income per account increased during the quarter as new marketing initiatives to increase the number of debit cards outstanding and the number of transactions per card have begun to take effect. Non-interest bearing checking accounts totaled $77.3 million, or 17.2%, of total deposits at June 30, 2014. Checking, savings and money market accounts totaled $356.8 million, or 79.5%, of total deposits at that date.

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During the quarter, we closed three branch offices. Two closings were announced, and real estate was classified as held for sale and related charges were recorded, during the quarter ended March 31, 2014. Additional valuation losses of $252,000 were recorded in the three months ended June 30, 2014 based on pending offers to purchase after the properties were exposed to the market. The third branch was operated in a leased facility in West Bend for which the lease expired in June 2014. The closing resulted in a charge of $46,000 in the three months ended June 30, 2014. The customers of that branch are being served by our two remaining branches in West Bend. We believe that the closing and consolidation of these branches will result in reduced operating expenses in the future.

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Recurring non-interest expenses improved to $5.3 million for the three months ended June 30, 2014 compared to $5.8 million for the three months ended March 31, 2014 and $5.8 million for the three months ended June 30, 2013.

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In May 2014, the Company announced a plan to repurchase up to 250,000 shares of its stock. Through June 30, 2014, we purchased 105,035 shares at an average price of $15.05 per share. We believe our common stock is an attractive value at current trading prices and that the deployment of a portion of the Company’s capital into this investment is warranted.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. became the holding company for Westbury Bank as a result of the completion on April 9, 2013 of the Bank’s conversion from mutual to stock form and the related stock offering. In the offering the Company sold 5,090,000 shares of common stock at a price of $10.00 per share for gross offering proceeds of $50,900,000. The Company's common shares began trading on the NASDAQ Global Market on April 10, 2013 under the symbol “WBB”.

Westbury Bank is an independent community bank with over $540 million in assets. It is the largest bank, and only publicly traded bank, headquartered in Washington County. Westbury Bank serves communities in Washington and Waukesha Counties through its nine full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-

looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
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WEBSITE: www.westburybankwi.com
Contact:    Ray Lipman-Chairman, President and CEO
Kirk Emerich-Senior Vice President and CFO
262-334-5563

	At or For the Three Months Ended:
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Selected Financial Condition Data:
Total assets	$556,477	$547,494	$535,588	$543,282	$550,519
Loans receivable, net	380,795	356,880	346,411	342,780	338,515
Allowance for loan losses	4,039	3,898	3,743	4,266	4,563
Securities available for sale	100,203	96,407	108,915	105,705	97,120
Total liabilities	467,782	457,894	444,886	452,680	460,029
Deposits	448,977	451,378	438,625	440,978	448,171
Stockholders' equity	88,695	89,600	90,702	90,602	90,490

Asset Quality Ratios:
Non-performing assets to total assets	0.90%	1.01%	1.15%	1.92%	1.72%
Non-performing loans to total loans	0.52%	1.23%	1.41%	2.52%	2.26%
Total classified assets to total assets	1.86%	1.96%	2.04%	2.13%	2.75%
Allowance for loan losses to non-performing loans	202.05%	87.91%	75.56%	48.79%	58.83%
Allowance for loan losses to total loans	1.05%	1.08%	1.07%	1.24%	1.33%
Net charge-offs to average loans (annualized)	(0.16)%	0.05%	0.79%	0.44%	1.11%

Capital Ratios:
Average equity to average assets	16.15%	16.65%	16.62%	16.54%	15.64%
Equity to total assets at end of period	15.94%	16.37%	16.94%	16.68%	16.44%
Total capital to risk-weighted assets (Bank only)	17.20%	17.98%	18.98%	18.85%	18.64%
Tier 1 capital to risk-weighted assets (Bank only)	16.13%	16.88%	17.91%	17.64%	17.39%
Tier 1 capital to average assets (Bank only)	11.38%	11.52%	12.23%	12.01%	11.76%

	Three Months Ended		Nine Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Selected Operating Data:
Interest and dividend income	$4,502	$4,634	$13,500	$14,366
Interest expense	394	490	1,217	1,669
Net interest income	4,108	4,144	12,283	12,697
Provision for loan losses	—	150	350	1,300
Net interest income after provision for loan losses	4,108	3,994	11,933	11,397
Service fees on deposit accounts	1,069	1,026	3,100	3,169
Gain on sale of loans, net	103	468	167	1,941
Servicing fee income, net of amortization and impairment	34	93	352	173
Insurance and securities sales commissions	65	210	259	647
Rental income from real estate operations	154	152	471	467
Other non-interest income	87	89	348	989
Total non-interest income	1,512	2,038	4,697	7,386

Recurring non-interest expense	5,289	5,818	16,710	17,183
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	252	—	2,216	—
Branch realignment	46	—	619	—
Reversal of deferred compensation accrual upon termination of agreement	—	—	—	(350)
Contribution to Westbury Bank charitable foundation	—	1,000	—	1,000
Total non-interest expense	5,587	6,818	19,545	17,833
Income (loss) before income tax expense	33	(786)	(2,915)	950
Income tax expense (benefit)	(36)	(340)	(1,253)	229
Net income (loss)	$69	$(446)	$(1,662)	$721

	At or For the Three Months Ended		At or For the Nine Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Selected Financial Performance Ratios:
Return on average assets	0.05%	(0.31)%	(0.40)%	0.18%
Return on average equity	0.31%	(1.96)%	(2.44)%	1.57%
Interest rate spread	3.38%	3.52%	3.42%	3.78%
Net interest margin	3.41%	3.52%	3.44%	3.75%
Non-interest expense (less restructuring expense) to average total assets	3.85%	4.69%	4.07%	4.36%
Average interest-earning assets to average interest-bearing liabilities	106.77%	99.82%	106.02%	95.71%

Per Share Data:
Net income (loss) per common share *	$0.01	$(0.10)	$(0.35)	$(0.10)
Average shares outstanding	4,749,793	4,731,138	4,750,727	4,731,138
Book value per share - excluding unallocated ESOP shares	$18.67	$19.13	$18.67	$19.13
Book value per share - including unallocated ESOP shares	$17.28	$17.60	$17.28	$17.60

*  Earnings per share for the three and nine months ended June 30, 2013 is adjusted to include the loss attributed to the period from April 9, 2013 through June 30, 2013 which was the period subsequent to the initial public offering for the common shares issued.